EX-99.23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Managers of JNL Variable Fund LLC:


We consent to the use of our report dated February 26, 2007 incorporated herein by reference and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "INVESTMENT ADVISER, SUB-ADVISER AND OTHER SERVICE PROVIDERS" in the Statement of Additional Information.


/s/ KPMG, LLP

Chicago, Illinois
December 3, 2007